UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 20, 2023

BUTLER NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Kansas	0-1678	41-0834293
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19920 W. 161st Street, Olathe, Kansas	66062
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (913) 780-9595

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 20, 2023, Mr. Clark D. Stewart and Mr. Craig D. Stewart tendered resignations as members of the board of the directors (the “Board”) of the Butler National Corporation (the “Company”). The resignations are not due to any disagreement with the Company related to the Company’s operations, policies or practices. Each resignation is contingent upon the payment of the Separation Benefit (described below) and is anticipated to be effective on July 28, 2023. Following the resignation of Clark Stewart and Craig Stewart, the size of the Board will be reduced from seven (7) directors to five (5) directors.

Clark Stewart and Craig Stewart each entered into a Separation and Mutual Release Agreement with the Company, each of the other directors, and with the Company’s executive officers dated July 20, 2023 (each individually an “Agreement,” and collectively the “Agreements”).

Pursuant to the Agreements, in consideration of a mutual general release of claims, Mr. Clark Stewart and Mr. Craig Stewart will each be paid a lump sum severance benefit, which will total $2,667,711 for Mr. Clark Stewart and $1,838,972 for Mr. Craig Stewart (each a “Separation Benefit”).

Clark Stewart has agreed to sell to the Company, and the Company has agreed to redeem, 3,956,267 shares of the Company’s common stock. Craig Stewart has agreed to sell to the Company, and the Company has agreed to redeem, 1,933,402 shares of the Company’s common stock. Both stock transactions are anticipated to close on or about July 28, 2023 and utilize a share price of 0.739 per share. The total value of the stock to be redeemed pursuant to the Agreements from Clark Stewart is $2,923,681 and from Craig Stewart is $1,428,784. These shares will be placed in treasury.

Pursuant to each Agreement, Mr. Clark Stewart and Mr. Craig Stewart will be subject to certain covenants with respect to the confidentiality of the Company’s proprietary information and the return of Company property following the effective date of their resignations from the Company. Each individual is also prohibited from seeking future employment with the Company in any position and for a period of five years may not make certain statements, proposals, offers or public announcements related to the Company. The Agreements also contain customary cooperation and mutual non-disparagement provisions.

The foregoing description of the Agreements is qualified in its entirety by reference to the full text of the Agreements, which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

See the disclosure in Item 1.01 above.

Item 8.01	Other Events

On July 20, 2023, in connection with approving the Agreements and related stock redemption with Mr. Clark D. Stewart and Mr. Craig D. Stewart, the Board approved an increase of the size of the Company’s stock repurchase program from $4 million to $9 million. The program is authorized through July 31, 2025. After giving effect to the redemptions anticipated to occur on or about July 28, 2023 pursuant to the Agreements, approximately $2.6 million will remain under the stock repurchase program for future purchases.

On July 26, 2023, the Company issued a press release announcing the transactions described above, a copy of which is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits

No.	Description
10.1	Separation and Mutual Release Agreement dated July 20, 2023 among the Company, Clark Stewart, and the other directors and executive officers of Butler National Corporation.
10.2	Separation and Mutual Release Agreement dated July 20, 2023 among the Company, Craig Stewart, and the other directors and executive officers of Butler National Corporation.
99.1	Press Release dated July 26, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUTLER NATIONAL CORPORATION

Date: July 26, 2023	/s/ Tad M. McMahon
Tad M. McMahon
Chief Financial Officer and Secretary